Exhibit 99.1

FOR IMMEDIATE RELEASE

AcelRx Pharmaceuticals Reports Second Quarter 2011 Financial Results

Remains On Track to Initiate First ARX-01 Phase 3 Clinical Trial Later This Year

REDWOOD CITY, Calif., August 11, 2011–AcelRx Pharmaceuticals, Inc. (Nasdaq: ACRX), (“AcelRx”), a specialty pharmaceutical company focused on the development and commercialization of innovative therapies for the treatment of acute and breakthrough pain, reported financial results today for the second quarter and six months ended June 30, 2011.

Net loss for the second quarter of 2011 was $4.8 million, or $0.25 per share, compared with a net loss of $3.5 million, or $5.41 per share, for the second quarter of 2010. Common shares used in calculating basic and diluted earnings per share were 19,375,000 in the second quarter of 2011 compared to 654,000 common shares in the second quarter of 2010.

During the second quarter of 2011, AcelRx recognized revenue of $40,000 resulting from reimbursement for work completed under a research grant from the US Army Medical Research and Material Command, or USAMRMC, for development of our ARX-04 product candidate, which became effective June 1, 2011. Research and development expenses for the three months ended June 30, 2011 totaled $3.0 million, compared with $2.0 million for the three months ended June 30, 2010. The increase was primarily due to development expenses for ARX-01 as AcelRx prepared for its planned Phase 3 trials. General and administrative expenses were $1.6 million for the quarter ended June 30, 2011, compared with $1.3 million for the quarter ended June 30, 2010. The increase results primarily from expenses associated with operation as a public company.

For the six months ended June 30, 2011, AcelRx reported a net loss of $8.0 million, or $0.53 per share, compared with a net loss of $7.2 million, or $11.26 per share for the same period in 2010. Common shares used in calculating basic and diluted earnings per share were 15,059,000 for the six months ended June 30, 2011 compared to 641,000 common shares for the same period in the prior year.

As of June 30, 2011, AcelRx had cash, cash equivalents and investments of $37.8 million, compared with $3.7 million as of December 31, 2010. In February 2011, AcelRx completed its initial public offering, resulting in net proceeds to AcelRx of $34.9 million. In June 2011, AcelRx entered into a $20 million secured loan agreement with Hercules Technology Growth Capital, or Hercules. Upon execution of the agreement, AcelRx received $10 million in the first tranche of the loan.

“During the second quarter of 2011, we made significant strides towards initiation of Phase 3 studies for ARX-01, our lead product candidate for acute post-operative pain, and towards initiation later this year of the Phase 2 study for ARX-04, our product candidate for management of acute pain, being developed under a grant from USAMRMC,” said Richard King, President and CEO of AcelRx. “We remain on track to initiate enrollment in the first ARX-01 Phase 3 study, an efficacy study in major abdominal surgery later this year, to be followed by initiation of the second Phase 3 study, a head-to-head comparison of ARX-01 to the standard of care, intravenous patient-controlled analgesia, or IV PCA, in early 2012. We anticipate data from these studies to be available in the first half of 2012,” said Mr. King.

Development Updates

•

The contract research organization, PharmaNet has been engaged to conduct the first two ARX-01 Phase 3 studies. Clinical sites have been identified for our first planned Phase 3 study, the abdominal surgery study, and each site has provided a completed capability assessment to PharmaNet as part of the site selection process.

•

The ARX-01 system design for the dispensing device has been finalized, and AcelRx has completed two of a total of four planned user studies. The remaining two user studies, and final software validation are planned to be completed in the second half of 2011, and are required for review by FDA prior to initiation of the ARX-01 Phase 3 studies.

•

Construction of the NanoTab commercial manufacturing facility has been completed at our contract manufacturer Patheon, Inc., and facility qualification is underway. This facility will manufacture clinical and commercial supplies.

•

The ARX-04 Phase 2 study will evaluate two different doses of sufentanil in patients suffering from moderate-to-severe acute pain. PharmaNet has been retained to conduct the Phase 2 study, and the clinical trial sites for this study have been selected.

Financial Outlook

AcelRx anticipates that research and development expenses will increase over the next several years as it seeks to complete Phase 3 development of ARX-01. The development of ARX-02, a product candidate for the treatment of cancer breakthrough pain, and ARX-03, a product candidate for mild sedation and pain relief in procedures conducted in a physician’s office, will not advance until additional funding or the identification of a partner to support these efforts is secured. The development of ARX-04 beyond Phase 2 and initial preparations for Phase 3 is dependent on additional funding from the USAMRMC or the identification of a partner to support these efforts. Additionally, AcelRx anticipates increases in general and administrative expenses due to costs associated with operating as a public company and expansion of its corporate infrastructure to support ongoing development of its product candidates.

AcelRx believes its current cash, cash equivalents and investments, including the drawing, at AcelRx’s option, of the second $10 million tranche pursuant to the $20 million Hercules loan facility are sufficient to fund operations into the first quarter of 2013.

About AcelRx Pharmaceuticals, Inc.

Based in Redwood City, CA, AcelRx Pharmaceuticals, Inc. (Nasdaq: ACRX) is a specialty pharmaceutical company focused on the development and commercialization of innovative therapies for the treatment of acute and breakthrough pain. AcelRx’s lead product candidate, the ARX-01 Sufentanil NanoTab PCA System, which is in preparation for Phase 3 clinical development, is designed to solve the problems associated with post-operative intravenous patient-controlled analgesia which has been shown to cause harm to patients following surgery because of the side effects of morphine, the invasive IV route of delivery and the inherent potential for programming and delivery errors associated with the complexity of infusion pumps. AcelRx has two additional product candidates which have completed Phase 2 clinical development: ARX-02 for the treatment of cancer breakthrough pain, and ARX-03 for providing mild sedation, anxiety reduction and pain relief for patients undergoing painful procedures in a physician’s office. A fourth product candidate, ARX-04, is a sufentanil product for the treatment of moderate-to-severe acute pain that is expected to enter Phase 2 clinical development in the second half of 2011 under a grant from USAMRMC.

Forward Looking Statements

This press release contains forward-looking statements, including, but not limited to, statements related to AcelRx Pharmaceuticals’ financial viability, the sufficiency of funds to support its clinical trials and operations, planned or anticipated future clinical development of AcelRx Pharmaceuticals’ product candidates, including the anticipated timing for the clinical trials, the therapeutic and commercial potential of AcelRx Pharmaceuticals’ product candidates, and statements related to future events under the loan and security agreement with Hercules, including its ability to access the second tranche funds under such agreement. These forward-looking statements are based on AcelRx Pharmaceuticals’ current expectations and inherently involve significant risks and uncertainties. AcelRx Pharmaceuticals’ actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to: the success, cost and timing of AcelRx Pharmaceuticals’ product development activities and clinical trials; the uncertain clinical development process, including the risk that planned clinical trials may not begin on time, have an effective design, enroll a sufficient number of patients, or be initiated or completed on schedule, if at all; its ability to obtain adequate clinical supplies of the drug and device components of its product candidates; its ability to attract funding partners or collaborators with development, regulatory and commercialization expertise; its ability to obtain sufficient financing to complete development and registration of its product candidates in the United States and Europe; its ability to obtain and maintain regulatory approvals of its product candidates; the market potential for its product candidates; the accuracy of AcelRx Pharmaceuticals’ estimates regarding expenses, capital requirements and needs for financing; AcelRx Pharmaceuticals’ ability to satisfy the conditions required to access the second tranche funds under the loan and security agreement with Hercules, extend the interest-only period under such agreement and repay a portion of the principal thereunder with common stock; and other risks detailed in the “Risk Factors” and elsewhere in AcelRx Pharmaceuticals’ U.S. Securities and Exchange Commission filings and reports, including its Annual Report on Form 10-K for the year ended December 31, 2010 and its Quarterly Reports on Form 10-Q. AcelRx Pharmaceuticals undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.

Contact:

Jim Welch

Chief Financial Officer

650.216.3511

jwelch@acelrx.com

SELECTED FINANCIAL DATA

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Statement of Operations Data
Research grant revenue	$40	$—	$40	$—

Operating expenses:
Research and development (1)	3,029	2,033	4,975	4,795
General and administrative (1)	1,630	1,276	3,220	1,948

Total operating expenses	4,659	3,309	8,195	6,743

Loss from operations	(4,619)	(3,309)	(8,155)	(6,743)

Interest expense	(156)	(214)	(1,514)	(458)
Interest income and Other income (expense), net	12	(14)	1,702	(18)

Net loss	$(4,763)	$(3,537)	$(7,967)	$(7,219)

Basic and diluted net loss per common share	$(0.25)	$(5.41)	$(0.53)	$(11.26)

Shares used in computing basic and diluted net loss per common share	19,375	654	15,059	641

(1) Includes the following noncash, stock-based compensation expense

Research and development	$204	$423	$325	$547
General and administrative	262	317	464	319

Total non-cash, stock-based expense	$466	$740	$789	$866

Selected Balance Sheet Data

	June 30, 2011	December 31, 2010
Cash, cash equivalents and investments	$37,802	$3,682
Total assets	40,987	6,830
Total liabilities	12,572	16,781
Total stockholders’ equity (deficit)	28,415	(9,951)